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                                           Filed Pursuant to Rule 424(b)(2)
                                           Registration Statement No. 333-09919


                           Enron Oil & Gas Company

                Prospectus Supplement dated November 18, 1996
                    to Prospectus dated September 12, 1996



     On November 14, 1996, Enron Corp. (the "Selling Stockholder") sold 371,900 shares of the Common Stock of Enron Oil & Gas Company at an average price of $25.17 per share. In addition, on November 15, 1996 the Selling Stockholder sold 95,000 shares at an average price of $25.10. All of such sales were made through SBC Warburg, Inc., as agent, who received a commission of $0.05 per share in connection with the execution of such sales.


    The Company and the Selling Stockholder have agreed to indemnify the agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute toward payments which such agent may be required to make in respect thereof.